Exhibit 99.1

[LOGO]

Global Power Equipment Group Inc.

Reports Second Quarter FY2003 EPS of $0.11

Debt Reduced $19.6 Million; Cash Exceeds Debt by $32.3 Million; 2003 EPS Guidance Raised

TULSA, Oklahoma, July 28, 2003 – Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and fabrication firm providing a broad array of equipment and services to diversified global companies engaged in the power and process industries, today reported financial results for the second quarter ended June 28, 2003.

Global Power Equipment Group reported net earnings of $4.8 million, or $0.11 per diluted share, on revenues of $64 million for the second quarter of fiscal 2003. This compares to net earnings of $14.6 million, or $0.32 per diluted share, on revenues of $163 million for the second quarter of fiscal 2002. For the six months ended June 28, 2003, the Company reported net earnings of $11.7 million, or $0.26 per diluted share, on revenues of $141 million. This compares to net earnings for the same period last year of $29.9 million, or $0.65 per diluted share, on revenues of $366 million.

The Company’s gross profit for the second quarter of 2003 totaled $17.0 million representing a 26.5 percent gross margin compared to a gross profit of $35.9 million and a gross margin of 22.0 percent for the second quarter of last year. Gross profit margin continued to benefit from higher margin jobs that were booked into backlog during better market conditions and our continued effort to minimize our fabrication costs. The margin also reflects savings against the estimated costs of projects when they were closed out during the second quarter. For the first six months of 2003, the Company’s gross margin was 27.1 percent compared to 19.8 percent in the same period of 2002.

The Company generated EBITDA (earnings before interest, income taxes, depreciation and amortization) of $9.2 million for the second quarter of 2003, down approximately 65 percent from the $26.0 million recorded during the same period in 2002. The decrease in EBITDA was principally due to lower revenues that were partially offset by higher gross margins and reduced selling, general and administrative expenses.

The Company reduced long-term debt by $19.6 million during the second quarter and total debt stood at $40.4 million at the end of June 2003. The Company had cash and cash equivalents of $72.7 million on hand at the end of the second quarter of 2003, up approximately $14.7 million from the level at the end of March 2003.

“We capitalized on our strong second quarter cash flow to further improve our balance sheet during the quarter,” stated Larry Edwards, Global Power Equipment Group’s president and chief executive officer. “Although international market demand continues to improve, the sharp downturn in gas turbine-based power plant construction, particularly within the United States, has intensified competition and poses a challenge for every equipment supplier in our industry. We believe preserving a strong cash position, scaling our operations in-line with the softer market conditions, and maintaining stringent cost controls across our global organization will preserve our competitive position.”

Global Power Equipment Group Inc.

Second Quarter 2003 Earnings – Page 2

Mr. Edwards also added, “Like other companies that are actively selling into or sourcing materials from China, the SARS epidemic had negative consequences for us during the second quarter. Approximately $20 million of preliminary orders for China had not been booked into our firm backlog by the quarter’s end. We fully expect that those orders will be released and added to our backlog during the current quarter.”

At the end of the second quarter, the Company’s firm backlog totaled $223 million compared to $258 million at the end of March 2003 and $423 million at the end of June 2002.

Non-GAAP Financial Measure

The Company believes that EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income available to common stockholder before income taxes, as well as additional information concerning EBITDA, is included in the exhibits to this release.

Earnings Estimate

Based upon information management currently has evaluated, in conjunction with this release, management has raised its fiscal year 2003 earnings guidance to between $0.37 and $0.42 per diluted share on projected annual revenues of approximately $250 to $275 million. The Company establishes third quarter 2003 earnings guidance of approximately $0.07 to $0.08 per share on estimated revenues of between $55 to $60 million.

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. (NYSE: GEG) is a leading designer, engineer and fabricator of a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents. The Company believes, in its product lines, that it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance and repair. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operating results, are forward looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected. Information concerning some of the factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ending December 28, 2002, and other reports on file with the U.S. Securities and Exchange Commission.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Second Quarter 2003 Earnings – Page 3

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Revenues	$64,002	$162,916	$141,028	$366,443
Cost of sales	47,052	127,026	102,860	293,825

Gross profit	16,950	35,890	38,168	72,618
Selling and administrative expenses	8,655	10,778	18,119	21,189
Amortization expense	—	43	—	87

Operating income	8,295	25,069	20,049	51,342
Interest expense	394	1,105	892	2,388

Income before income taxes	7,901	23,964	19,157	48,954
Income tax provision	3,081	9,346	7,471	19,092

Net income available to common stockholders	$4,820	$14,618	$11,686	$29,862

Basic income per common share
Weighted average shares outstanding—basic	44,209	43,953	44,099	43,953
Net income available to common stockholders	$0.11	$0.33	$0.26	$0.68
Diluted income per common share
Weighted average shares outstanding—diluted	45,756	45,639	45,618	45,642
Net income available to common stockholders	$0.11	$0.32	$0.26	$0.65

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Second Quarter 2003 Earnings – Page 4

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 28, 2003	December 28, 2002
ASSETS
Current assets:
Cash and cash equivalents	$72,700	$59,042
Accounts receivable, net of allowance of $2,064 and $1,775	47,149	82,844
Inventories	3,983	4,403
Costs and estimated earnings in excess of billings	38,048	62,289
Deferred tax assets	18,886	22,385
Other current assets	3,036	2,082

Total current assets	183,802	233,045
Property, plant and equipment, net	23,653	25,469
Deferred tax assets	61,463	64,803
Goodwill, net	45,000	45,000
Other assets	1,587	1,387

Total assets	$315,505	$369,704

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$25	$5,423
Accounts payable	19,897	29,773
Accrued compensation and employee benefits	5,176	9,301
Accrued warranty	18,940	19,460
Billings in excess of costs and estimated earnings	79,567	107,242
Accrued income taxes	3,553	9,471
Other current liabilities	5,130	4,417

Total current liabilities	132,288	185,087
Long-term debt, net of current maturities	40,393	54,650
Commitments and contingencies
Stockholders’ equity
Common stock	446	440
Paid-in capital deficit	(28,098)	(28,321)
Accumulated comprehensive income	1,764	822
Retained earnings	168,712	157,026

Total stockholders’ equity	142,824	129,967

Total liabilities and equity	$315,505	$369,704

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Second Quarter 2003 Earnings – Page 5

GLOBAL POWER EQUIPMENT GROUP INC.

SUPPLEMENTAL STATISTICAL INFORMATION

(in thousands)

	Three Months Ended		Six Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Net income available to common stockholders	$4,820	$14,618	$11,686	$29,862
Add back:
Interest expense	394	1,105	892	2,388
Income tax provision	3,081	9,346	7,471	19,092
Depreciation and amortization	898	913	1,806	1,803

EBITDA (a)	$9,193	$25,982	$21,855	$53,145

(a)	EBITDA, represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.